Exhibit 99.1

Carlyle Credit Income Fund Announces Fourth Quarter and Full Year 2023 Financial Results and Declares Monthly Common and Preferred Dividends.

New York - Carlyle Credit Income Fund (“we,” “us,” “our,” “CCIF” or the “Fund”) (NYSE: CCIF) today announced its financial results for its fourth quarter and full year 2023, ending September 30, 2023. The full detailed presentation of the Fund’s financial results can be viewed here.
Lauren Basmadjian, CCIF’s Chief Executive Officer said, “We are pleased with the success of the Fund’s transition plan and have now fully deployed the portfolio into a diversified pool of CLO investments, leveraging Carlyle’s expertise as one of the largest CLO managers globally. Carlyle remains highly committed to the success of CCIF with a 41% ownership in the Fund.”
The Fund’s successful transition plan included the following:
•Carlyle Global Credit Investment Management LLC (“CGCIM”) becoming the investment advisor of the fund on July 14, 2023 and the strategy was changed to investing in the debt and equity tranches of CLOs;
•Carlyle successfully deployed the initial cash proceeds into a diverse pool of CLO equity generating a GAAP yield of over 18% on cost basis;
•CCIF declared a monthly dividend of $0.0994, equating to a 14.2% annualized dividend based on NAV at September 30, 2023 higher than the 12.0% target dividend yield previously disclosed to investors;
•Completion of the $25 million tender offer and $15 million investment via newly issued shares and private share purchase resulting in Carlyle holding 41% of the common stock of CCIF; and
•Subsequent to quarter end, CCIF leveraged the fund to meet our target leverage of 0.25x - 0.40x through the issuance of $52 million of 8.75% Series A Term Preferred Stock due 2028.
Net investment income for the fourth quarter of 2023 was $(0.14) per common share due to non-recurring expenses incurred by the prior advisor in connection with transaction that resulted in CGCIM becoming the investment advisor of the fund on July 14, 2023. From the close of business on July 14, 2023 to September 30, 2023, net investment income was $0.13 per common share, and net asset value per common share increased 1.8% from $8.27. Net investment income in the fourth quarter was further depressed as cash was deployed throughout the quarter ending September 30, 2023 and CCIF remained unlevered through the end of the quarter. The total fair value of our investments was $93.9 million as of September 30, 2023.
Dividends
CCIF is declaring a monthly dividend on shares of the Fund’s common stock of $0.0994 per share for December 2023, and January and February 2024. The monthly dividend represents an annualized yield of 15.76% based on closing share price of $7.57 on November 27, 2023.

Security	Amount per Share	Record Dates	Payable Dates
Common Stock	$0.0994	December 18, 2023	December 29, 2023
		January 19, 2024	January 31, 2024
		February 16, 2024	February 29, 2024
CCIF is also pleased to announce the declaration of dividends on shares of the Fund’s 8.75% Series A Term Preferred Shares of $0.1823 per share for December 2023, and January and February 2024.

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Security	Amount per Share	Record Dates	Payable Dates
Series A Preferred Shares	$0.1823	December 18, 2023	December 29, 2023
		January 19, 2024	January 31, 2024
		February 16, 2024	February 29, 2024
Conference Call
The Fund will host a conference call at 12:00 p.m. EDT on Thursday, November 30, 2023 to discuss its fourth quarter and full year 2023 financial results. Please register for the conference call at https://register.vevent.com/register/BI4469d8781d6f46658bd667718996b6d5. The conference call information will also be available via a link on Carlyle Credit Income Fund’s website and the recording will be available on our website soon after the call’s completion.
About Carlyle Credit Income Fund
Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world's largest CLO managers.
Web: www.carlylecreditincomefund.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Jane Cai	Kristen Greco Ashton
+1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	+1 (212) 813-4763 kristen.ashton@carlyle.com
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